BRF S.A.

Publicly-Held Company

CNPJ 01.838.723/0001-27

NIRE 42.300.034.240

NOTICE TO SHAREHOLDERS

BRF S.A. ("BRF" or "Company") (B3: BRFS3; NYSE: BRFS A) hereby informs that it received, yesterday, between 10.44pm and 10.48pm, correspondences sent by shareholders Mr. Abilio dos Santos Diniz, Tarpon Investimentos S.A. and Fundação Petrobrás de Seguridade Social – Petros, presenting and supporting the appointment of Mr. Pedro Pullen Parente to the position of member of the Company’s Board of Directors and Chairman of the referred Board. The correspondence also confirms his acceptance to such appointment.

In that connection, the Company clarifies that, as provided in Article 20, Second Paragraph, of its Bylaws, the election of the Chairman and Vice-Charmain of the Board of Directors will occur at the Ordinary and Extraordinary General Shareholders’ Meeting convened for April 26, 2018 (“AGOE”), after election of the members of the Board of Directors.

The shareholders who attend the AGOE in person or by means of their attorneys-in-fact may vote in the election of the Chairman or Vice-Chairman of the Board of Directors. Accordingly, the Company informs that will resubmit the Public Request for a Power of Attorney (drawn up under the terms of article 22 and subsequent articles of CVM Instruction No. 481/2009), to reflect the aforementioned appointment and to make possible for the shareholders who intend to use the proxies therein indicated to vote in the appointments received until the present moment for the positions of Chairman and Vice-Chairman of the Board of Directors. It is worth noting that such votes will not be considered in case the respective candidates are not previously elected to the Board of Directors.

The shareholders who have already eventually sent to the Company the powers-of- attorney object of the Public Request for a Power of Attorney and do not intend to vote for the Chairman and Vice-Chairman of the Board of Directors do not need to send any additional document in order to compute their respective votes at the AGO/E.

São Paulo, April 19, 2018.

Lorival Nogueira Luz Jr.

Chief Financial and Investor Relations Officer